EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT



     This Employment Agreement ("Agreement") is effective as of December 1, 2003 ("Effective Date") and amends and restates that certain Employment Agreement made as of January 1, 2003 ("Old Agreement") between Temecula Valley Bank, N.A., a national banking association ("Bank") and Brian Carlson ("Executive").

                                  R E C I T A L

     WHEREAS, at the direction of the Bank's Board of Directors ("Board of Directors"), the Old Agreement is hereby revised and restated as provided herein.

     WHEREAS, Bank desires that Executive continue be employed as Executive Vice President/SBA Department Manager of Bank and Executive desires to be so employed, subject to the terms and conditions herein stated.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the parties agree as follows:

     1. TERM OF EMPLOYMENT

        1.1. Term. Bank hereby agrees to employ Executive, and Executive hereby accepts employment with Bank, for the period (the "Term") commencing December 1, 2003 and terminating on such date and upon such terms as provided in Section 4 hereof.

     2. DUTIES OF EXECUTIVE

        2.1. Duties. Executive shall perform the duties of Executive Vice President/SBA Department Manager of Bank, as specified in Exhibit "A" hereto, and duties assigned by Bank's Chief Executive Officer and Board of Directors subject to the powers by law vested in the Board of Directors of Bank and in Bank's shareholders. During the Term, Executive shall perform the services herein contemplated to be performed by Executive with due care faithfully, diligently, to the best of Executive's ability and in compliance with all applicable laws and Bank's Articles of Association and Bylaws.

        2.2. Exclusivity. Executive shall devote substantially all of Executive's productive time, ability and attention to the business of Bank during the Term. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation for compensation without prior consent evidenced by a resolution duly adopted by the Board of Directors, or the Executive Committee thereof. otwithstanding the foregoing, Executive may (i) make investments of a passive nature in any business or venture; and (ii) serve in any capacity in civic, charitable or social organizations, provided, however, that such investments or services shall not be in competition, directly or indirectly, in any manner with Bank.

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     3. COMPENSATION AND BENEFITS

        3.1. Salary and Bonus. For Executive's services hereunder, Bank shall pay, or cause to be paid, as annual gross base salary, to Executive in the amount of One Hundred Eighty Thousand Dollars ($180,000) during the Term ("Annual Salary"), beginning with the Effective Date, payable in substantially equal installments in accordance with Bank's normal payroll periods as in effect from time to time. In addition, Executive shall be paid a bonus (the "Bonus") equal to thirty (30) basis points of the total original principal amount of funded (to the extent disbursed) 7a and 504 SBA loans ("SBA Loans") as well as construction, conventional and business & industry loans related to and made in conjunction with SBA Loans, if such loans were generated by and processed through Bank's SBA Department, as reasonably determined by Bank. The Bonus shall be paid based upon monthly disbursements (or any partial calendar month hereunder) within thirty (30) days of the end of the applicable calendar month.

        3.2. Vacation. Executive shall be entitled to four (4) weeks of vacation leave each year of the Term accruing in accordance with Bank policy, of which two (2) consecutive weeks must be taken in each calendar year ("Mandatory Vacation"). Any vacation not used in excess of the Mandatory Vacation shall not accumulate but at the end of each year of the Term, Executive shall be entitled to vacation pay in lieu of vacation.

        3.3. Equipment. Bank shall provide for Executive's use an automobile, the selection of which shall be within the discretion of the Board of Directors. Bank shall pay all the expenses (including, but not limited to, maintenance, fuel, insurance, registration) related to such automobile during the Term. Bank shall also provide Executive with a cellular phone for Executive's reasonable use in the performance of his duties hereunder. Bank shall pay all reasonable expenses in connection with the business use of such cellular phone.

        3.4. Group Medical and Other Benefits. Bank shall provide for Executive, at Bank's expense, participation in the medical and other benefit plans offered to other similarly titled employees of Bank. Executive shall be eligible to participate in Bank's 401(k) Plan. Executive will also be eligible to participate in Bank's Senior Management Retirement Program on terms agreeable to Bank and Executive.

        3.5. Sick Leave. Executive shall be entitled to sick leave in accordance with Bank's personnel policy. Accrued sick leave may not be carried over from prior periods and Executive shall not be entitled to be paid in lieu thereof.

        3.6. Stock Options. Executive shall be entitled to receive an option to purchase fifteen thousand (15,000) shares of common stock of Temecula Valley Bancorp Inc. ("Company") should a new stock option plan be approved by the shareholders of the Company.

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        3.7. Salary Deferment Program. Bank will use its best efforts to afford to Executive, as soon as practicable, a salary deferment plan the terms of which are acceptable to both parties.

     4. TERMINATION

        4.1. Termination With Cause. Except as otherwise provided herein, this Agreement may be terminated by Bank, at Bank's option with notice to Executive, upon the occurrence of any of the following events:

             (a) A material breach by Executive of any of the express terms or provisions of this Agreement;

             (b) Executive is charged with illegal activity or pleads guilty to or nolo contendere to, illegal activity;

             (c) Executive has committed any illegal or dishonest act which would cause termination of coverage under Bank's Bankers Blanket Bond as to Executive or termination of coverage as to Bank as a whole;

             (d) Executive fails to perform or neglects Executive's duties or commits an act of malfeasance or misfeasance in connection therewith;

             (e) Executive becomes permanently disabled, as determined in good faith by the Board of Directors;

             (f) The Comptroller of the Currency, or any other regulatory agency having jurisdiction, requests Executive's dismissal or removal, issues a notice of suspension or removal, finally removes, or suspends Executive from office;

             (g) The Comptroller of the Currency or other supervisory or regulatory authority having jurisdiction takes possession of the property and business of Bank; or

             (h)  The death of the Executive.

        4.2. Termination Without Cause. During the Term, subject to provisions specifically intended to survive termination, this Agreement may be terminated by either party without cause upon written notice to the other.

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        4.3. Compensation Upon Termination. If Executive's employment is terminated by Bank pursuant to Section 4.1 above, or by Executive pursuant to
Section 4.2, Executive shall then only be entitled to receive his Annual Salary (as in effect immediately prior to termination) earned through the effective date of such termination. If Executive's employment is terminated by Bank pursuant to Section 4.2, subject to any limitations on payments under applicable federal or state law, Executive shall be entitled to the same amount as if the termination had been pursuant to Section 4.1, plus: (i) any earned but unpaid Bonus; and (ii) an immediate payment of severance equal to Executive's Annual Salary (as in effect immediately prior to termination) for one year, paid over one year in substantially equal installments, in accordance with the Bank's normal payroll periods as in effect from time to time.

        4.4. Vesting of Options Upon Change of Control. Executive's option agreements covering stock options to be issued to him shall provide that in the event of a Change in Control (as defined below), all options shall vest immediately prior to any Change in Control. "Change of Control" means: (a) more than fifty percent (50%) of the Company's voting stock is transferred to a person or entity that is not an Affiliate of the Company prior to the transaction ("Affiliate," as that term is defined in 12 U.S.C. Section 371c); or
(b) a merger or consolidation transaction pursuant to which the Company's shareholders prior to the merger or consolidation own less than fifty percent (50%) of the voting power with respect to the election of directors of the resulting entity after the merger or consolidation.

        4.5. Other Employment. In the event of termination of Executive under
Section 4.2 and payment by Bank of the severance compensation, Executive agrees not to seek or accept employment in the Banking industry for performance of services within a twenty five (25) mile radius of every location Bank maintains an office for a period of one (1) year from the effective date of termination. If Executive chooses to accept such employment, he shall not be entitled to the severance payments and to the extent paid, shall be repaid immediately to Bank.

     5. GENERAL PROVISIONS.

        5.1. Ownership of Books and Records; Confidentiality.

             (a) All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to Bank customers, and all other files, books and records and other materials owned by the Bank and the Company or used by it in connection with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of the Company and the Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to the Bank by Executive on any termination of his employment; and

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             (b)  During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning the Bank and the Company, including their operations and business, and the identity of customers, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive's employment with Bank.

        5.2. Assignment and Modification. This Agreement, and the rights and duties hereunder, may not be assigned by Executive.

        5.3. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered in person, sent by courier, by facsimile or certified or registered mail, return receipt requested, postage prepaid as follows:

        To Bank:                     Temecula Valley Bank, N.A.
                                     27710 Jefferson Drive, Suite A100
                                     Temecula, California 92590
                                     Attn: Stephen H. Wacknitz,
                                     President / Chief Executive Officer
                                     Facsimile:        (909) 694-9194

        To Executive:                Brian Carlson
                                     ___________________________________________
                                     Facsimile: ________________________________

        With a copy to:              Stephanie E. Allen, Esq.
                                     McAndrews, Allen & Matson
                                     2040 Main Street, 14th Floor
                                     Irvine, CA  92614
                                     Facsimile:        (949) 955-3723

or to such other party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date received if delivered in person, by courier or by facsimile, or on the third day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

        5.4. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

        5.5. Entire Agreement. Except as provided herein, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

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        5.6. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

        5.7. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

        5.8. Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

        5.9. Calendar Days/Close of Business. Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate at the close of business on that day or date and references to "days" shall refer to calendar days.

        5.10. Attorneys' Fees. In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys' fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.

        5.11. Rules of Construction. The parties hereby agree that the normal rule of construction, which requires the court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement. Each party to this Agreement has had sufficient opportunity to review it with counsel. This Agreement shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

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     IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.


        Bank:                        TEMECULA VALLEY BANK, N.A.

                                     By:  /s/ Stephen H. Wacknitz
                                          -----------------------
                                          Stephen H. Wacknitz
                                          President and Chief Executive Officer



        Executive:                        /s/ Brian Carlson
                                          -----------------
                                          Brian Carlson




















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                                   Exhibit "A"

                                    Duties of
                            Executive Vice President
                            ------------------------

POSITION TITLE:         Executive Vice President/SBA Department

REPORTS DIRECTLY TO:    President/Chief Executive Officer

FUNCTION:               Senior Management of the SBA Department

DUTIES:

1. Oversee overall growth of the Bank's SBA Department; Responsible for establishing, in consultation with the Bank's President and other key personnel, and achieving target growth of the Bank.

2.       Supervise and effectively manage SBA personnel.

3.       Aid in achieving CRA compliance.

4. Ensure the policies and procedures of the SBA Department are adhered to and maintained up to industry standards; take initiative to implement any policy or procedure changes required by law or good sound practices.




















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